PACIFIC GOLD CORP.

February 16, 2016

KLJ & Associates, LLP
5201 Eden Ave Suite 300
Edina, MN 55436

We have engaged Accell Audit and Compliance, PA to audit our financial statements for the year ended December 31, 2015. In connection with their audit, they would like to make inquiries and examine your workpapers for the audit of our financial statements for the year ended December 31, 2014 and your quarterly reviews performed during 2015. We hereby authorize you to respond fully and without limitation to their inquiries.

Please allow our auditors to copy any information needed from files related to our financial statements or tax returns that they request (unless proprietary in nature) and bill our company for the reproduction costs.

We have represented to our auditors that we are not involved with your firm in any disputes about accounting policies, auditing procedures, or similarly significant matters and that we have paid in full for all services rendered by you to date. You will be contacted by Chris Hiestand of this audit firm concerning these matters.

Very truly yours,

Robert Landau, CEO
Pacific Gold Corp